Exhibit 5.1

OFFICE OF THE CHIEF STATE LAW ADVISER

DEPARTMENT: JUSTICE AND CONSTITUTIONAL DEVELOPMENT
REPUBLIC OF SOUTH AFRICA

Private Bag X81 PRETORIA 0001 — Tel (012) 315 1122 — Fax (012) 315 1743
Momentum Centre East Tower 12th Floor Pretorius Street PRETORIA

The Minister of Finance

Private Bag X115

PRETORIA

0001

Republic of South Africa

October 12, 2016

Dear Minister Gordhan,

As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a prospectus supplement dated September 26, 2016 of the Republic and filed with the U.S. Securities and Exchange Commission on or about October 3, 2016.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Fiscal Agency Agreement, dated as of December 13, 2013 as amended on April 6, 2016 (the “Amended Fiscal Agency Agreement”), between South Africa and Citibank, N.A., London Branch, as Fiscal Agent, and the other parties thereto, a form of Global Note, an Underwriting Agreement, dated December 13, 2013 (the “Underwriting Agreement”) and a related Pricing Agreement, dated September 29, 2016 which incorporates the terms of the Underwriting Agreement by reference and hereby opine that-

i.                  all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the authorization of the debt securities (“Debt Securities”); and

ii.               when duly executed and delivered by South Africa and, assuming due authentication thereof pursuant to the Amended Fiscal Agency Agreement, the Debt Securities will constitute valid, legally binding, direct, general, unconditional, and unsecured external indebtedness of the Republic and will rank, without any preference among themselves and equally, with all other external indebtedness of South Africa in respect of moneys borrowed by South Africa and guarantees given by South Africa for moneys borrowed by others which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand.

I hereby consent to the filing of this opinion as an exhibit to an Amendment to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2015 and to the use of my name and the making of the statements with respect of me that are set forth under the caption “Legal Matters” in the prospectus supplement referred to above and under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement filed by South Africa with the U.S. Securities and Exchange Commission.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully

/s/ Enver Daniels

ENVER DANIELS
CHIEF STATE LAW ADVISER
REPUBLIC OF SOUTH AFRICA